                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G
                                 (RULE 13D-102)

 INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b),
       (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)

                                 HOOVER'S, INC.
                                (Name of issuer)

                          COMMON STOCK, $.01 PAR VALUE
                         (Title of class of securities)

                                   4393211100
                                 (CUSIP number)

                                  JULY 20, 1999
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

    [ ]    Rule 13d-1(b)

    [ ]    Rule 13d-1(c)

    [X]    Rule 13d-1(d)

-----------------------------                      -----------------------------
   CUSIP No. 4393211100                13G               Page 2 of 38 Pages
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
            KNOWLEDGE NET HOLDINGS, L.L.C.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
            (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION:
            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                5           SOLE VOTING POWER:
SHARES                   -------------------------------------------------------
BENEFICIALLY             6           SHARED VOTING POWER:
OWNED BY EACH                        971,590
REPORTING                -------------------------------------------------------
PERSON WITH              7           SOLE DISPOSITIVE POWER:
                         -------------------------------------------------------
                         8           SHARED DISPOSITIVE POWER:
                                     971,590
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            971,590
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
            7.91%
--------------------------------------------------------------------------------
12          TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
            OO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
   CUSIP No. 4393211100                13G               Page 3 of 38 Pages
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
            NETNEXT, INC.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
           (SEE INSTRUCTIONS)                                            (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION:
            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                5           SOLE VOTING POWER:
SHARES                   -------------------------------------------------------
BENEFICIALLY             6           SHARED VOTING POWER:
OWNED BY EACH                        51,136
REPORTING                -------------------------------------------------------
PERSON WITH              7           SOLE DISPOSITIVE POWER:
                         -------------------------------------------------------
                         8           SHARED DISPOSITIVE POWER:
                                     51,136
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            51,136
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
            0.42%
--------------------------------------------------------------------------------
12          TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
            CO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
   CUSIP No. 4393211100                13G               Page 4 of 38 Pages
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
            NEXTERA ENTERPRISES, INC.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
            (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION:
            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                   5           SOLE VOTING POWER:
SHARES                      ----------------------------------------------------
BENEFICIALLY                6           SHARED VOTING POWER:
OWNED BY EACH                           51,136
REPORTING                   ----------------------------------------------------
PERSON WITH                 7           SOLE DISPOSITIVE POWER:
                            ----------------------------------------------------
                            8           SHARED DISPOSITIVE POWER:
                                        51,136
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            51,136
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
            0.42%
--------------------------------------------------------------------------------
12          TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
            CO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
   CUSIP No. 4393211100                13G               Page 5 of 38 Pages
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
            NEXTERA ENTERPRISES HOLDINGS, INC.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
            (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION:
            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                   5           SOLE VOTING POWER:
SHARES                      ----------------------------------------------------
BENEFICIALLY                6           SHARED VOTING POWER:
OWNED BY EACH                           51,136
REPORTING                   ----------------------------------------------------
PERSON WITH                 7           SOLE DISPOSITIVE POWER:
                            ----------------------------------------------------
                            8           SHARED DISPOSITIVE POWER:
                                        51,136
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            51,136
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
            0.42%
--------------------------------------------------------------------------------
12          TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
            CO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
   CUSIP No. 4393211100                13G               Page 6 of 38 Pages
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS (ENTITIES ONLY)
            KNOWLEDGE ENTERPRISES, INC.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
            (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION:
            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                   5           SOLE VOTING POWER:
SHARES                      ----------------------------------------------------
BENEFICIALLY                6           SHARED VOTING POWER:
OWNED BY EACH                           1,022,726
REPORTING                   ----------------------------------------------------
PERSON WITH                 7           SOLE DISPOSITIVE POWER:
                            ----------------------------------------------------
                            8           SHARED DISPOSITIVE POWER:
                                        1,022,726
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,022,726
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
            8.32%
--------------------------------------------------------------------------------
12          TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
            CO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
   CUSIP No. 4393211100                13G               Page 7 of 38 Pages
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KNOWLEDGE UNIVERSE, INC.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
            (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION:
            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                   5           SOLE VOTING POWER:
SHARES                      ----------------------------------------------------
BENEFICIALLY                6           SHARED VOTING POWER:
OWNED BY EACH                           1,022,726
REPORTING                   ----------------------------------------------------
PERSON WITH                 7           SOLE DISPOSITIVE POWER:
                            ----------------------------------------------------
                            8           SHARED DISPOSITIVE POWER:
                                        1,022,726
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            1,022,726
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
            8.32%
--------------------------------------------------------------------------------
12          TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
            CO
--------------------------------------------------------------------------------

-----------------------------                      -----------------------------
   CUSIP No. 4393211100                13G               Page 8 of 38 Pages
-----------------------------                      -----------------------------

--------------------------------------------------------------------------------
1           NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
            KNOWLEDGE UNIVERSE, L.L.C.
--------------------------------------------------------------------------------
2           CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
            (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
3           SEC USE ONLY
--------------------------------------------------------------------------------
4           CITIZENSHIP OR PLACE OF ORGANIZATION:
            DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                   5           SOLE VOTING POWER:
SHARES                      ----------------------------------------------------
BENEFICIALLY                6           SHARED VOTING POWER:
OWNED BY EACH                           1,022,726
REPORTING                   ----------------------------------------------------
PERSON WITH                 7           SOLE DISPOSITIVE POWER:
                            ----------------------------------------------------
                            8           SHARED DISPOSITIVE POWER:
                                        1,022,726
--------------------------------------------------------------------------------
9           AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
            REPORTING PERSON
            1,022,726
--------------------------------------------------------------------------------
10          CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
            EXCLUDES CERTAIN SHARES                                          [ ]
--------------------------------------------------------------------------------
11          PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
            8.32%
--------------------------------------------------------------------------------
12          TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
            OO
--------------------------------------------------------------------------------

---------------------------------                    --------------------------
      CUSIP No. 4393211100               13G              Page 9 of 38 Pages
---------------------------------                    --------------------------



--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           ET HOLDINGS, L.L.C.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [X]
           (SEE INSTRUCTIONS)                                            (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                 5    SOLE VOTING POWER:
SHARES
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH             6    SHARED VOTING POWER:
REPORTING                      1,022,726
PERSON WITH:             -------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER:

                         -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:
                               1,022,726
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           1,022,726
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           8.32%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           OO
--------------------------------------------------------------------------------

---------------------------------                    --------------------------
      CUSIP No. 4393211100               13G              Page 10 of 38 Pages
---------------------------------                    --------------------------



--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           ET CONSOLIDATED, L.L.C.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [X]
           (SEE INSTRUCTIONS)                                            (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                 5    SOLE VOTING POWER:
SHARES
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH             6    SHARED VOTING POWER:
REPORTING                      1,022,726
PERSON WITH:             -------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER:

                         -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:
                               1,022,726
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           1,022,726
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           8.32%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           OO
--------------------------------------------------------------------------------

---------------------------------                    --------------------------
      CUSIP No. 4393211100               13G              Page 11 of 38 Pages
---------------------------------                    --------------------------



--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           HAMPSTEAD ASSOCIATES, L.L.C.
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [X]
           (SEE INSTRUCTIONS)                                            (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           DELAWARE
--------------------------------------------------------------------------------
NUMBER OF                 5    SOLE VOTING POWER:
SHARES
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH             6    SHARED VOTING POWER:
REPORTING                      1,022,726
PERSON WITH:             -------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER:

                         -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:
                               1,022,726
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           1,022,726
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES                                           [ ]
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           8.32%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           OO
--------------------------------------------------------------------------------

---------------------------------                    --------------------------
      CUSIP No. 4393211100               13G              Page 12 of 38 Pages
---------------------------------                    --------------------------



--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           MOLLUSK HOLDINGS, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP                (a) [X]
           (SEE INSTRUCTIONS)                                            (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY

--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           CALIFORNIA
--------------------------------------------------------------------------------
NUMBER OF                 5    SOLE VOTING POWER:
SHARES
BENEFICIALLY             -------------------------------------------------------
OWNED BY EACH             6    SHARED VOTING POWER:
REPORTING                      1,022,726
PERSON WITH:             -------------------------------------------------------
                          7    SOLE DISPOSITIVE POWER:

                         -------------------------------------------------------
                          8    SHARED DISPOSITIVE POWER:
                               1,022,726
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON

           1,022,726
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           8.32%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           OO
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP No. 4393211100                  13G                 Page 13 of 38 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           CEPHALOPOD CORPORATION
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
           (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           CALIFORNIA
--------------------------------------------------------------------------------
NUMBER OF SHARES     5    SOLE VOTING POWER:
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        6    SHARED VOTING POWER:
REPORTING                 1,022,726
PERSON WITH:         -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER:
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER:
                          1,022,726
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           1,022,726
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                     [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           8.32%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           CO
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP No. 4393211100                  13G                 Page 14 of 38 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           LAWRENCE INVESTMENTS, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
           (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           CALIFORNIA
--------------------------------------------------------------------------------
NUMBER OF SHARES     5    SOLE VOTING POWER:
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        6    SHARED VOTING POWER:
REPORTING                 1,022,726
PERSON WITH:         -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER:
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER:
                          1,022,726
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           1,022,726
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           8.32%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           OO
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP No. 4393211100                  13G                 Page 15 of 38 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           MICHAEL R. MILKEN
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
           (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           U.S.A.
--------------------------------------------------------------------------------
NUMBER OF SHARES     5    SOLE VOTING POWER:
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        6    SHARED VOTING POWER:
REPORTING                 1,022,726
PERSON WITH:         -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER:
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER:
                          1,022,726
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           1,022,726
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           8.32%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP No. 4393211100                  13G                 Page 16 of 38 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           LOWELL J. MILKEN
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
           (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           U.S.A.
--------------------------------------------------------------------------------
NUMBER OF SHARES     5    SOLE VOTING POWER:
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        6    SHARED VOTING POWER:
REPORTING                 1,022,726
PERSON WITH:         -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER:
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER:
                          1,022,726
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           1,022,726
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           8.32%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           IN
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP No. 4393211100                  13G                 Page 17 of 38 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           RIDGEVIEW ASSOCIATES, LLC
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
           (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           CALIFORNIA
--------------------------------------------------------------------------------
NUMBER OF SHARES     5    SOLE VOTING POWER:
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        6    SHARED VOTING POWER:
REPORTING                 1,022,726
PERSON WITH:         -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER:
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER:
                          1,022,726
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           1,022,726
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           8.32%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           OO
--------------------------------------------------------------------------------

-----------------------                                  -----------------------
 CUSIP No. 4393211100                  13G                 Page 18 of 38 Pages
-----------------------                                  -----------------------


--------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
           LAWRENCE J. ELLISON
--------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF MEMBER OF A GROUP               (a) [X]
           (SEE INSTRUCTIONS)                                           (b) [ ]
--------------------------------------------------------------------------------
    3      SEC USE ONLY
--------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION:
           U.S.A.
--------------------------------------------------------------------------------
NUMBER OF SHARES     5    SOLE VOTING POWER:
BENEFICIALLY         -----------------------------------------------------------
OWNED BY EACH        6    SHARED VOTING POWER:
REPORTING                 1,022,726
PERSON WITH:         -----------------------------------------------------------
                     7    SOLE DISPOSITIVE POWER:
                     -----------------------------------------------------------
                     8    SHARED DISPOSITIVE POWER:
                          1,022,726
--------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH
           REPORTING PERSON
           1,022,726
--------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9)                      [ ]
           EXCLUDES CERTAIN SHARES
--------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):
           8.32%
--------------------------------------------------------------------------------
   12      TYPE OF PERSON REPORTING (SEE INSTRUCTIONS):
           IN
--------------------------------------------------------------------------------

ITEM 1(a).     Name of Issuer:

                      HOOVER'S, INC.

ITEM 1(b).     Address of Issuer's Principal Executive offices:

                      1033 LA POSADA DRIVE
                      AUSTIN, TX 78752


ITEM 2(a).     Name of Person Filing:

                      SEE ATTACHMENT A

ITEM 2(b).     Address of Principal Business Office:

                      844 MORAGA DRIVE
                      LOS ANGELES, CALIFORNIA 90049


ITEM 2(c).     Citizenship:

                      SEE ATTACHMENT A

ITEM 2(d).     Title of Class of Securities:

                      COMMON STOCK PAR VALUE $.01 PER SHARE

ITEM 2(e).     CUSIP Number:

                      4393211100.

ITEM 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

               (a)[ ] Broker or dealer registered under Section 15 of the
                      Exchange Act.

               (b)[ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

               (c)[ ] Insurance company as defined in Section 3(a)(19) of the
                      Exchange Act.

               (d)[ ] Investment company registered under Section 8 of the
                      Investment Company Act.

               (e)[ ] An investment adviser in accordance with Rule
                      13d-1(b)(1)(ii)(E);

               (f)[ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

               (g)[ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

               (h)[ ] A savings association as defined in Section 3(b) of the
                      Federal Deposit Insurance Act;

               (i)[ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

               (j)[ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

               If this statement is filed pursuant to Rule 13d-1(c), check this box. [ ]

ITEM 4.       Ownership

              (a)    Amount Beneficially Owned: 1,022,726 shares of Common
                     Stock.

              (b)    Percent of Class: 8.32%

              (c)    Number of Shares as to which such person has:

                     (i)    sole power to vote or to direct the vote:

                     (ii)   shared power to vote or to direct the vote:
                            1,022,726

                     (iii) sole power to dispose or to direct the disposition of:

                     (iv) shared power to dispose or to direct the disposition of: 1,022,726

ITEM 5.        Ownership of Five Percent or less of a Class:

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ]

ITEM 6.        Ownership of More than Five Percent on Behalf of Another Person:

               NOT APPLICABLE

ITEM 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding
               Company:

               NOT APPLICABLE

ITEM 8.        Identification and Classification of Members of the Group:

               SEE ATTACHMENT A

ITEM 9.        Notice of Dissolution of Group:

               NOT APPLICABLE

ITEM 10.       Certification:

               NOT APPLICABLE

                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Knowledge Net Holdings, L.L.C.,
                                        a Delaware limited liability company


                                             /s/ Stanley E. Maron
                                             -----------------------------------
                                             By:    Stanley E. Maron
                                             Its:   Manager
                                             February 14, 2000

                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        NetNext, Inc.,
                                        a Delaware corporation


                                             /s/ Stanley E. Maron
                                             -----------------------------------
                                             By:    Stanley E. Maron
                                             Its:   Secretary
                                             February 14, 2000

                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        Nextera Enterprises, Inc.,
                                        a Delaware corporation


                                             /s/ Stanley E. Maron
                                             -----------------------------------
                                             By:    Stanley E. Maron
                                             Its:   Secretary
                                             February 14, 2000

                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                        Nextera Enterprises Holdings, Inc.,
                                        a Delaware corporation


                                             /s/ Stanley E. Maron
                                             -----------------------------------
                                             By:    Stanley E. Maron
                                             Its:   Secretary
                                             February 14, 2000

                                    SIGNATURE



After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Knowledge Universe, Inc.,
                                       a Delaware corporation


                                            /s/ Stanley E. Maron
                                            ------------------------------------
                                            By:    Stanley E. Maron
                                            Its:   Secretary
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Knowledge Enterprises, Inc.,
                                       a Delaware corporation


                                            /s/ Stanley E. Maron
                                            ------------------------------------
                                            By:    Stanley E. Maron
                                            Its:   Secretary
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Knowledge Universe, L.L.C.,
                                       a Delaware limited liability company


                                            /s/ Stanley E. Maron
                                            ------------------------------------
                                            By:    Stanley E. Maron
                                            Its:   Secretary
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       ET Holdings, L.L.C.,
                                       a Delaware limited liability company


                                            /s/ Steven B. Fink
                                            ------------------------------------
                                            By:    Steven B. Fink
                                            Its:   President
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       ET Consolidated, L.L.C.,
                                       a Delaware limited liability company

                                            By:    Hampstead Associates, L.L.C.,
                                                   a Delaware limited liability
                                                   company
                                                   Its:   Manager

                                            By:    Ridgeview Associates, LLC,
                                                   a California limited
                                                   liability company
                                                   Its:   Manager


                                            /s/ Lowell J. Milken
                                            ------------------------------------
                                            By:    Lowell J. Milken
                                            Its:   Manager
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Hampstead Associates, L.L.C.,
                                       a Delaware limited liability company

                                            By:    Ridgeview Associates, LLC,
                                                   a California limited
                                                   liability company
                                            Its:   Manager


                                            /s/ Lowell J. Milken
                                            ------------------------------------
                                            By:    Lowell J. Milken
                                            Its:   Manager
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Mollusk Holdings, LLC,
                                       a California limited liability company

                                            By:    Cephalopod Corporation,
                                                   a California corporation
                                            Its:   Manager


                                            /s/ Philip B. Simon
                                            ------------------------------------
                                            By:    Philip B. Simon
                                            Its:   President
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Cephalopod Corporation,
                                       a California corporation


                                            /s/ Philip B. Simon
                                            ------------------------------------
                                            By:    Philip B. Simon
                                            Its:   President
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Lawrence Investments, LLC,
                                       a California limited liability company


                                            /s/ Philip B. Simon
                                            ------------------------------------
                                            By:    Philip B. Simon
                                            Its:   Member/Manager
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                       Ridgeview Associates, LLC
                                       a California limited liability company


                                            /s/ Lowell J. Milken
                                            ------------------------------------
                                            By:    Lowell J. Milken
                                            Its:   Manager
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            /s/ Michael R. Milken
                                            ------------------------------------
                                            Michael R. Milken, an individual
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            /s/ Lowell J. Milken
                                            ------------------------------------
                                            Lowell J. Milken, an individual
                                            February 14, 2000

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                            /s/ Philip B. Simon
                                            ------------------------------------
                                            Lawrence J. Ellison, by Philip B.
                                            Simon, his Attorney in Fact
                                            February 14, 2000

                                            By:    (Power of Attorney contained
                                                   in Schedule 13G filed by
                                                   Nextera Enterprises Holdings,
                                                   Inc. on February 14, 2000
                                                   with respect to Nextera
                                                   Enterprises, Inc.)

                                  Attachment A

        This Form 13G is being filed by Knowledge Net Holdings, L.L.C., a Delaware limited liability company, NetNext, Inc., a Delaware corporation, Nextera Enterprises, Inc., a Delaware corporation, Nextera Enterprises Holdings, Inc., a Delaware corporation, Knowledge Enterprises, Inc., a Delaware corporation, Knowledge Universe, Inc., a Delaware corporation, Knowledge Universe, L.L.C., a Delaware limited liability company, ET Holdings, L.L.C., a Delaware limited liability company, ET Consolidated, L.L.C., a Delaware limited liability company, Hampstead Associates, L.L.C., a Delaware limited liability company, Mollusk Holdings, LLC, a California limited liability company, Cephalopod Corporation, a California corporation, Lawrence Investments, LLC, a California limited liability company, Michael R. Milken, an individual and U.S. citizen, Lowell J. Milken, an individual and U.S. citizen, Ridgeview Associates, LLC, a California limited liability company and Lawrence J. Ellison, an individual and U.S. citizen.